Exhibit 99.1

Finnovate Acquisition Corp. Announces Pricing of $150,000,000 Initial Public Offering

New York, November 3, 2021 — Finnovate Acquisition Corp. (Nasdaq: FNVTU) (the “Company”), a blank-check company formed for the purpose of acquiring or merging with one or more operating businesses, today announced the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit, for gross proceeds to the Company of $150,000,000. The Company’s units will be listed on the Nasdaq Global Market under the symbol “FNVTU” and are expected to begin trading on November 4, 2021. Each unit issued in the offering consists of one share of the Company’s Class A common stock and three-quarters of one redeemable warrant. Each whole warrant is exercisable for one share of Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “FNVT” and “FNVTW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The closing of the offering is anticipated to take place on or about November 8, 2021, subject to customary closing conditions.

The Company is managed by Prof. David Gershon (former founder and CEO of SuperDerivatives) who will serve as Chairman and CEO, Ron Golan (former head of investment banking and capital markets at Morgan Stanley for Israel & CEE) will serve as Director and CFO, and Jonathan Ophir (Former Head of Credit Division, at Altshuler Shaham) will serve as CIO. Uri Chaitchik will serve as a senior consultant to the Company. The Company’s independent directors are Mitch Garber (former CEO of Caesars Acquisition Company), Gustavo Schwed (Former Partner at Morgan Stanley Private Equity and Providence Equity Partners) and Nadav Zohar (Chairman of LRC Europe).

EarlyBirdCapital, Inc. is serving as sole book-running manager for the offering. The Company has granted the underwriters a 45 day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on November 3, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that such offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Ron Golan

ron@finnovateacquisition.com